Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

Kenneth Cole Productions Reports Q1 Revenue Growth and Significant Profit Improvement

-- Announces Earnings Per Share of $0.10 versus Year-Ago Loss of ($0.46)

-- Achieves Sharp Rise in Gross Margin of 770 Basis Points

-- Generates Expense Leverage with 540 Basis Point Improvement in SG&A

-- Strengthens Balance Sheet with 20% Reduction in Inventory and 43% Increase in Cash

NEW YORK, May 5 /PRNewswire-FirstCall/ -- Kenneth Cole Productions, Inc. (NYSE:KCP) today reported financial results for the quarter ended March 31, 2010.  Earnings per fully-diluted share were $0.10 in the first quarter versus a loss of ($0.46) in the year-ago period, ahead of expectations. The year-over-year improvement was largely driven by revenue growth, continued gains in gross margin, and expense reduction.

Net revenue in the first quarter grew by 5.9% to $109.5 million versus $103.4 million in the year-ago period. Excluding businesses exited in 2009, the Company’s revenue was up 9.3% from the prior year. The Company noted that revenue increased in all three of its business segments for the first time in 19 consecutive quarters.

Wholesale sales grew 1.3% to $62.4 million. Excluding the impact of exited businesses, Wholesale sales grew 6.8%. Consumer Direct revenue for the first quarter increased by 13.0% to $37.0 million. This improvement was driven by a comparable store sales increase of 5.6%, 15 net new stores, and double-digit growth in e-commerce. Licensing revenue in the first quarter increased 12.4% to $10.1 million.

Jill Granoff, Chief Executive Officer, commented, “The strong performance we achieved this quarter was driven by growth across categories, genders, and distribution channels. We have seen an increase in Wholesale backlog and reorders, and we are expecting continued comparable store sales growth. Based on these trends and an improving environment, we have confidence that our business momentum will continue.”

Consolidated gross margin increased 770 basis points to 41.6% compared to 33.9% in the year-ago period.  Margins grew in both the Consumer Direct and Wholesale business segments due primarily to improved product, reduced promotional activity, and continued effective inventory management.

Selling, general and administrative expenses ("SG&A") improved 540 basis points to 40.7% compared to 46.1% in the year-ago quarter, with expenses down by $3.1 million. The Company achieved this reduction despite additional expenses associated with operating 15 net new stores versus the prior year’s period.

The Company’s first quarter operating income increased by $13.6 million to $1.0 million versus the prior year loss of ($12.6) million. Net income for the first quarter was $1.8 million or $0.10 per diluted share versus a year-ago net loss of ($8.2) million or ($0.46) per share.

The Company noted that first quarter earnings per share include a $0.05 gain on the sale of an investment in equity securities while the year-ago period contained a charge of approximately $0.05 per share for restructuring and other unusual charges. Additionally, there was minimal tax expense in the current quarter due to the reversal of a portion of the Company’s deferred tax valuation allowance.

The Company's balance sheet at March 31, 2010 remained strong with no long-term debt. Cash and cash equivalents were $66.3 million versus $46.3 million at the close of the prior year’s period. Inventory at the close of the quarter was down 20% to $35.2 million compared to $44.1 million at the end of the first quarter last year.

Second Quarter Guidance

The Company today also issued revenue and earnings per share guidance for the quarter ending June 30th. The Company currently expects second quarter net revenues to grow between 7% and 10% with earnings in the range of breakeven to $0.03 per diluted share versus the year-ago loss of ($0.18) per share.

Ms. Granoff commented, "The strategic decisions we have made resulted in sales growth, significant margin increases, and expense leverage. We have enhanced our product offering and our brand remains strong. We expect to see continued improvement in our financial performance in the second quarter and beyond."

Kenneth Cole, Chairman and Chief Creative Officer, concluded, "We are pleased with the progress in all of our operating businesses this past quarter. We believe we are on the right path and remain committed to continued growth, which includes exploring all strategic avenues that enhance shareholder value”.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

(In thousands, except	Quarter Ended
per share & outstanding share amounts)	(Unaudited)
	03/31/10	03/31/09

Net sales	$99,393	$94,374

Licensing and other revenue	10,119	9,001

Net revenues	$109,512	$103,375

Gross profit	45,550	35,072

Selling, gen’l & administrative (“SG&A”)	44,580	46,947
Severance (salary, taxes, restricted stock & benefits)	--	1,235
Net lease termination benefit	--	(509)
Total SG&A expense	44,580	47,673

Operating income/(loss)	970	(12,601)

Interest & other income, net	967	206
Investment impairment	(20)	(399)
Total interest & other income/(expense), net	947	(193)

Income/(loss) before taxes	1,917	(12,794)

Income tax expense/(benefit)	85	(4,626)

Net income/(loss)	$1,832	$(8,168)

Net income/(loss) per share: Basic	$0.10	$(0.46)

Net income/(loss) per share: Diluted	$0.10	$(0.46)

Average shares outstanding: Basic	18,092,000	17,889,000

Average shares outstanding: Diluted	18,484,000	17,889,000

Balance Sheet Data:	03/31/10	03/31/09
Cash & Cash Equivalents	$66,302	$46,333
Due from Factor/Accounts Receivable	43,610	47,230
Inventory	35,246	44,120
Total Assets	257,915	308,440
Working Capital	93,702	86,601
Accounts Payable & Accrued Expenses	40,964	47,567
Long-term Debt	--	--
Total Shareholders’ Equity	145,005	194,437